Exhibit 5.2

July 1, 2025

FG Merger III Corp.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

Re:           FG Merger III Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

FG Merger III Corp., a Nevada corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the underwritten public offering (the “Offering”) by the Company of up to 23,000,000 units of the Company (the “Units”) (including up to 3,000,000 Units subject to the Underwriters’ (as defined below) option to purchase additional Units), each Unit consisting of:

(i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock,” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 23,000,000 Shares (including up to 3,000,000 Shares included in the Units subject to the Underwriters’ option to purchase additional Units); and

(ii) one-half of one redeemable warrant (each whole warrant, a “Warrant”) with each Warrant entitling the holder to purchase one share of Common Stock, for an aggregate of up to 11,500,000 Warrants (including up to 1,500,000 Warrants included in the Units subject to the Underwriters’ option to purchase additional Units) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and ThinkEquity LLC, as representative of the several underwriters named therein (the “Underwriters”).

We have acted as special Nevada counsel to the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the form of Amended and Restated Articles of Incorporation of the Company to be filed with the Secretary of State of the State of Nevada prior to the sale of any Units, filed as Exhibit 3.3 to the Registration Statement (the “New Charter”). We have also examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by the parties thereto. We have also assumed that (x) upon sale and delivery of the Shares, the certificates representing such Shares, will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the register of the Company, and (y) the Underwriting Agreement described in the Registration Statement shall have been duly executed and delivered. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

July 1, 2025 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that, when the New Charter shall have been filed with the Secretary of State of the State of Nevada and the Underwriting Agreement shall have been duly executed and delivered by the respective parties thereto: (i) the Shares included in the Units to be offered and sold by the Company pursuant to the Offering as contemplated by the Registration Statement, when duly executed, authenticated, delivered, and sold by the Company against payment in full of the consideration for the Units in accordance with the terms set out in the Registration Statement and the terms in the Underwriting Agreement, will be validly authorized, issued, fully paid and non-assessable, and (ii) when the Warrants included in the Units to be offered and sold pursuant to the Offering as contemplated by the Registration Statement, in accordance with the terms set out in the Registration Statement and the terms in the Underwriting Agreement, are exercised pursuant to the terms of the Warrant Agreement, including payment in full of the consideration payable therefor, the Shares to be issued pursuant to such Warrants, when duly executed, authenticated and delivered by the Company, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than Chapters 78 and 92A of the Nevada Revised Statutes, the Nevada Constitution, and reported judicial decisions relating thereto. With respect to other matters of law, including the validity and legally binding nature of the Units and the Warrants under New York law, we note that you have received the opinion, dated as of the date hereof, of Loeb & Loeb LLP.

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

July 1, 2025 Page 3

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus composing a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP